Exhibit 11


HEALTH OUTCOMES MANAGEMENT, INC. & SUBSIDIARIES
Calculation of Earnings Per Share(1)
(Unaudited)


                                                     Three months ended
                                                           May 31,
                                                    1997             1996
                                                -----------      -----------

Earnings used in calculations:

Net loss used in per
    share calculation                           $  (127,241)         (28,475)
                                                ===========      ===========


Shares used in calculation:

  Average number of shares outstanding            8,499,029        8,327,885

  Additional shares issuable assuming
      exercise of outstanding stock options            --             63,687

  Additional shares issuable assuming
      exercise of outstanding warrants                 --             51,667
                                                -----------      -----------

Weighted average number of common and
  common equivalent shares outstanding            8,499,029        8,443,239
                                                ===========      ===========

Loss per common share                                  (.01)             .00
                                                ===========      ===========


(1) Earnings per share assuming full dilution are not different from primary earnings per share.